Exhibit 14

TRANS WORLD ENTERTAINMENT CORPORATION

C O D E   O F   E T H I C S

GENERAL STATEMENT OF POLICY:

•                  Honesty and candor in our activities, including observance of the spirit, as well as the letter of the law;

•                  Avoidance of conflicts between personal interests and the interests of the Company, or even the appearance of such conflicts;

•                  Avoidance of Company payments to candidates running for government posts or other government officials;

•                  Compliance with generally accepted accounting principles and controls:

•                  Maintenance of our reputation and avoidance of activities which might reflect adversely on the Company; and

•                  Integrity in dealing with the Company’s assets.

References to Trans World Entertainment Corporation (TWEC) or the Company are intended to include all of the Company’s subsidiaries, including Record Town, Inc., Media Logic USA, LLC, Record Town USA, LLC, Trans World New York, LLC, Trans World Florida, LLC and Spec’s Music, Inc. The term “associate” shall include spouse, children, any dependents, or any person or entity acting as the agent or fiduciary for any of the foregoing, through which an associate may receive direct or indirect personal benefit.

A.                                    HONESTY, CANDOR AND OBSERVANCE OF LAWS

1.                                       VIOLATIONS OF THE CODE OF ETHICS

Violations of the Code of Ethics or any of the Company’s rules of conduct in effect will constitute grounds for disciplinary action, up to and including termination.  Associates are expected to act fairly and honestly in all transactions with the Company and with others and to maintain the high ethical standards of the Company in accordance with this Code of Ethics.

2.                                       DISCOVERY OF VIOLATIONS OF THE CODE OF ETHICS OR ILLEGAL ACTIVITIES

Discovery of events of a questionable, fraudulent or illegal nature or which appear to be in violation of the Code of Ethics must be promptly reported.  Failure to report such events also constitutes a violation of the Code of Ethics.

Associates are encouraged to report concerns of internal fraud — whether it is a suspicion of theft, accounting irregularities or violations of the law — through a choice of confidential reporting processes outlined below:

•                  The anonymous “Give Tip” line: 1-877-448-3847 or e-mail: GiveTip@twec.com

•                  Your direct manager or supervisor

•                  Any member of the Executive Team

•                  A written communication to the Chairman of the Audit Committee of the TWEC Board of Directors (via U.S. mail), c/o TWEC, 38 Corporate Circle, Albany, NY  12203

•                  Human Resources

Retaliation against any associate who files a claim of internal fraud will not be tolerated. Any act of retaliation will be subject to corrective action up to and including immediate termination.

3.                                       COMPLIANCE WITH LAWS AND REGULATIONS

The Company strives to comply with all the laws and regulations that are applicable to its business.  As a good citizen, the Company emphasizes good faith efforts to follow the spirit and intent of the law.

4.                                       CANDOR AMONG ASSOCIATES AND IN DEALING WITH AUDITORS AND COUNSEL

Senior management of the Company must be informed at all times of matters that might adversely affect the reputation of the Company, regardless of the source of such information.  Concealment may be considered a signal that the Company’s policies and rules can be ignored, and such conduct cannot be tolerated.  Moreover, complete candor is essential in dealing with the internal Loss Prevention Department and the Company’s independent auditors and attorneys.

B.                                    CONFLICTS OF INTEREST

1.                                       CONFLICTS OF INTEREST, GENERALLY

a)                                      The primary principle underlying the Company’s conflict of interest policies is that associates, and officers in particular, must never permit their personal interests to conflict or appear to conflict with the interests of the Company or its customers.

b)                                     No associate of TWEC, nor any member of their family, should accept any form of compensation from, be employed by or act as a consultant to, or have any ownership in, a vendor of TWEC, or any competitor of TWEC, without the express approval of TWEC’s Chief Executive Officer.  Generally speaking, associates and family members (including spouses, children, parents and siblings) should avoid any financial interest in a non-publicly owned vendor or competitor.  If such interest does exist, subject to CEO approval, it should be limited to one-tenth of one percent of the entity’s (vendor or competitor) outstanding securities and a maximum of ten percent of the associate or family member’s total assets.

c)                                      No associate may act on behalf of the Company in any transaction involving persons or organizations with whom he/she or his/her family has any significant connection or financial interest.

d)                                     Officers and Directors are subject to higher standards of review for interested-party transactions.  All such transactions must be openly disclosed to a disinterested majority of the Board of Directors and subject to a rigorous independent review.

e)                                      Any associate in a conflict situation should discuss the matter with his or her immediate supervisor or should contact their Executive Staff representative.  Usually, associates will be required to remove themselves from a conflict situation.

2.                                       RECEIPT OF BRIBES, COMMISSIONS, HONORARIUMS, LOANS, GIFTS, GRATUITIES AND ENTERTAINMENT

a)                                      The company does not permit or condone bribes, kickbacks, improper commissions, honorariums, loans, gifts, gratuities or any other illegal, secret, or improper payments, transfers, or receipts.

b)                                     No associate may accept a gift other than of nominal value directly or indirectly, in any form, from a supplier or prospective supplier.

c)                                      As a general rule, no associate may accept a gift from any customer or prospective customer of the Company.  Under no circumstances should an associate request or otherwise solicit from any customer, supplier or prospective customer or supplier, any gifts or similar gratuities, regardless of monetary worth.

3.                                       CORPORATE HOSPITALITY TO THE PUBLIC OFFICIALS

a)                                      Acts of hospitality toward public officials should never be on such a scale or of such a nature as might tend to compromise or give the impression of compromising the integrity or the reputation of either the public official or the Company.

b)                                     In no event shall Trans World Entertainment Corporation’s name be used to enhance an associate’s own political opportunities.

4.                                       DEALING WITH PROSPECTIVE SUPPLIERS

a)                                      Associates must award orders, contracts and commitment to suppliers of goods or services without favoritism. Company business of this nature must be conducted strictly on the basis of merit.

5.                                       FAIR COMPETITION

a)                                      Under no circumstances should associates enter into arrangements with the Company’s competitors affecting pricing or marketing arrangements.  Such arrangements are illegal under federal and state antitrust laws.

6.                                       CONDUCT WITH COMPETITORS

a)                                      In all contacts with competitors, whether at trade/business association meetings or in other venues,  do not discuss pricing policy, contract terms, costs, inventories, marketing and product plans, market surveys and studies, production plans and capabilities; and, of course, any other proprietary or confidential information.

Discussion of these subjects or collaboration on them with competitors can be illegal. If a competitor raises any of them, even lightly or with apparent innocence, you should object, stop the conversation immediately, and tell the competitor that under no circumstances will you discuss these matters.

In summary, disassociate yourself and TWEC from participation in any possibly illegal activity with competitors; confine your communication to what is clearly legal and proper. If necessary, you should leave the meeting.  Finally, report immediately to the Chief Financial Officer any incident involving a prohibited subject.

Accidental, casual or social contact with competitors can be suspect and considered circumstantial evidence of a conspiracy.

7.                                       SERVICE WITH OUTSIDE ORGANIZATIONS FOR PROFIT

a)                                      An associate must never become a director or an official of a business organized for profit without first obtaining a written statement through a Company officer, stating there is no objection to such service.  The request will then be reviewed to determine whether any conflicts of interest exist or appear to exist.

8.                                       PERSONAL FEES AND COMMISSIONS

a)                                      No associate may accept personal fees or commissions in connection with any transactions on behalf of the Company.  The acceptance of payments from suppliers requires the prior written approval of the Chief Financial Officer.

9.                                       WORK RELATIONSHIPS

a)                                      No associate shall give or receive any special consideration to the conditions of employment of another associate due to family or personal relationships.

b)                                     No employment decisions, whether they be decisions to hire, employ, promote, transfer, change compensation, or bar or discharge from employment, shall be based in whole or in part upon considerations of age, race, creed, color, national origin, sex, pregnancy, disability, sexual orientation, veteran or marital status or any other category protected under federal, state or local law, regulation or ordinance of any individual, unless based upon a bonafide occupational qualification or other exception.

C.                                    CONFIDENTIALITY

1.                                       CONFIDENTIAL INFORMATION CONCERNING THE COMPANY

Officers and associates must not divulge any non-public information regarding the Company to any outsider except for a legitimate business purpose and with the express understanding that the information is confidential and is to be used solely for the limited business purpose for which it was given and received.  This information may include but is not limited to: salary and personnel information, customer lists, budgets and forecasts, and marketing and sales plans.  Disclosure of such proprietary information to non-TWEC personnel (vendors, customers, competitors, etc.) should only occur with the express approval of a member of the Executive Committee.

2.                                       CONFIDENTIAL INFORMATION CONCERNING SUPPLIERS

Confidential or sensitive information, such as pricing, submitted to and maintained by the Company in connection with the purchase of equipment, supplies and services, must be maintained in strictest confidence, in order to avoid giving or removing any competitive advantage with respect to any of several suppliers.

D.                                    SECURITIES, INVESTMENT AND TRADING

1.                                       PERSONAL INVESTMENTS

Associates are free to invest in stock, bonds and other securities at their discretion, but must always comply with applicable laws and regulations.

2.                                       INSIDER TRADING

Associates must never make changes in their personal investment portfolios on the basis of confidential information relating to the Company or obtained through the Company’s business.  In addition, associates are expected to follow the Company’s Guidelines For Trading Common Stock and any other internal policies and procedures in effect from time to time.

3.                                       VIOLATIONS OF LAW

Significant federal laws govern the disclosure of material, non-public information or trading in the Company’s Common Stock on the basis of any such information.  Those who disclose confidential information to an outsider who either trades on the information or passes the information along will be subject to the same sanctions as if they had traded the Company’s Common Stock themselves.

4.                                       RESPONSE TO INQUIRIES FROM OUTSIDERS

Requests for information on TWEC’s financial performance or other topics from the media or any other source should be directed to the Chief Financial Officer.  TWEC Associates should not answer such inquiries themselves.

E.                                      DEALING WITH THE ASSETS OF THE CORPORATION

1.                                       PROPRIETARY INFORMATION, PRODUCTS, SERVICES AND OTHER PROPERTY

a)                                      All associates shall protect the Company’s ownership of property, including information, products and services.

b)                                     The misuse or removal from Company office, warehouse or store facilities of the Company’s merchandise, promotional product, furnishings, equipment, reports, computer software, data processing systems and supplies is prohibited, unless specifically authorized.

c)                                      Any contribution an associate makes to development and implementation of ideas or products while employed by the Company are the Company’s property and remain its property even if the associate leaves the Company’s employ.

2.                                       BRIBES AND PREFERENTIAL TREATMENT

Bribes and kickbacks are illegal.  No bribes, kickbacks, or other similar remuneration or consideration shall be given to any person or organization in order to attract business, obtain real estate or otherwise act in a manner even though it may appear to enhance the Company’s best interests.

3.                                       PAYMENTS OR GIFTS TO U.S. OR FOREIGN GOVERNMENT OFFICIALS

Payments or gifts to U.S. or foreign government officials are strictly prohibited.

4.                                       POLITICAL CONTRIBUTIONS

Federal law (and many states) prohibits corporations from making contributions directly or in kind to candidates for elected office or to political parties.

5.                                       FOREIGN BUSINESS

TWEC and its associates are required to honor all applicable foreign and United States law, including international agreements to which the U.S. has assented.

6.                                       ENVIRONMENTAL, HEALTH AND SAFETY STANDARDS

TWEC and its associates are required to comply with all applicable environmental, health and safety laws and regulations.

7.                                       COMMUNITY RELATIONS

TWEC and its associates are required to conduct themselves as responsible and useful corporate citizens in all of the communities in which we operate.

8.                                       PROPER ACCOUNTING

a)                                      The Company has established internal accounting controls and record keeping policies in order to meet both the legal and the business requirements of the Company.  The Company has designed the accounting policies to comply with the Foreign Corrupt Practices Act of 1977 as well as all other current and future relevant legislation and regulations.  Associates are expected to maintain and adhere to these controls and policies.

b)                                     The accounting records of the Company must be complete, accurate and in reasonable detail.  Such records include books of original entry and other financial information used for internal management decision-making and external reporting.  The underlying transactions must be properly authorized and recorded on a timely basis in order to permit preparation of financial statements in accordance with generally accepted accounting principles and maintain accountability of assets.  No fund or asset which is not fully and properly recorded on the Company’s books is permitted.

c)                                      All officers and associates of the Company who are authorized to incur business expenses are responsible for the accurate and timely reporting of such expenses.  All expenditures must be in accordance with existing policies.

d)                                     It is unlawful to falsify any book, record or account which reflects transactions of the Company’s assets.

e)                                      No secret or unrecorded funds or assets shall be established or continued.

F.                                      EQUAL EMPLOYMENT OPPORTUNITY

Trans World Entertainment is an equal opportunity employer.  This policy prohibits discrimination on any basis considered unlawful under federal, state and/or local laws including but not limited to age, race, religion, color, national origin, citizenship, physical or mental disability, sex, marital status, veteran’s status, sexual orientation, pregnancy or any other category protected under federal, state or local law, regulation or ordinance.  Trans World Entertainment is dedicated to ensuring the fulfillment of this policy with respect to hiring, placement, promotion, transfer, demotion, lay-off, termination, recruitment, advertising, rates of pay or other forms of compensation, selection for training and general treatment during employment.  This includes making reasonable accommodations for applicants and employees with disabilities unless the accommodation would impose an undue hardship on the operation of our business.

In addition, it is Trans World Entertainment’s policy to prohibit harassment of any associate by a manager, supervisor, co-worker, client, customer or visitor on the basis of the above-mentioned classifications, including gender.  The purpose of this policy is to ensure that at Trans World Entertainment all associates are free from harassment on the basis of all the above-mentioned classifications including but not limited to gender.

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